Exhibit 10.2
*TEXT OMITTED AND FILED SEPARATELY
CONFIDENTIAL TREATMENT REQUESTED
UNDER 17C.F.R. SECTION 200.80(B)(4),
200.83 AND 240.24b-2
Execution Copy
DELTA CONNECTION
AGREEMENT
     This Delta Connection Agreement (this “Agreement”). dated as of the 13th day of March, 2007 (the “Agreement Date”), is between Delta Air Lines, Inc., whose principal address is 1030 Delta Boulevard, Atlanta, Georgia 30320 (“Delta”), Freedom Airlines, Inc., or any other operating carrier proposed by Mesa and agreed to by Delta (“Operator”), a wholly-owned subsidiary of Mesa Air Group, Inc. holding a certificate of Public Convenience and Necessity issued by the Federal Aviation Administration (“FAA”), whose principal address is 410 North 44” Street, Suite 700, Phoenix, Arizona 85008 and Mesa Air Group, Inc. (“Parent”), parent company and sole shareholder of Operator, whose principal address is 410 North 44” Street, Suite 700, Phoenix, Arizona 85008.
     WHEREAS, Delta operates the Delta Connection program; and
     WHEREAS, Operator desires for Delta to perform and provide various marketing, schedule and fare related, and other services for Operator in connection with the Delta Connection program; and
     WHEREAS, Delta is willing to perform and provide various marketing, schedule and fare related, and other services for Operator in connection with the Delta Connection program; and
     WHEREAS, this Agreement will enhance the ability of Operator and Delta to serve the public and the communities that they serve or may choose to serve.
     NOW, THEREFORE, for and in consideration of the foregoing premises and the mutual undertakings set for herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Delta, Parent and Operator, intending to be legally bound, hereby agree to enter into this Agreement as follows:

ARTICLE 1. FARES AND RULES PUBLICATION.
A. Delta Connection Program and Appointment of Delta as Agent. Operator hereby appoints Delta as its agent to publish its fares, schedules and related information under Delta’s two letter flight designator code in city pairs specified by Delta on the fourteen (14) 76-seat CRJ-900 regional jet aircraft set forth on Exhibit A attached hereto (collectively, the “Aircraft”), and Delta hereby accepts such appointment. Delta hereby grants Operator the authority to operate as a Delta Connection Carrier, and Operator hereby accepts such grant, to conduct air transportation operating the Aircraft utilizing certain services together with certain trademarks and service marks owned by Delta or which Delta has the right to use, all as provided herein. The parties acknowledge and agree that one (1) of the fourteen Aircraft shall be used as an operational spare. From time to time, Operator may require an additional Aircraft removed from service for heavy maintenance and the parties shall mutually agree on such removal times so as to minimize the impact on the scheduling of the Aircraft.
     Subject to (i) Delta delivering, or causing to be delivered, the Aircraft at least [*] days prior to the applicable scheduled in-service dates (except for the first Aircraft which Mesa and Delta will mutually agree upon an advanced delivery date which in any event shall be no more than [*] days prior to the scheduled in-service date for such Aircraft) and (ii) the execution of lease agreements as contemplated in Section 28 hereof, Operator shall place each of the Aircraft into Delta Connection service by the applicable in-service date set forth on Exhibit A hereto.
B. Fares, Rules and Seat Inventory . Delta, in its sole discretion, shall establish and publish all fares and related tariff rules for all seats, cargo and freight on the Aircraft, including fares and rules for local traffic in the city pairs served by such Aircraft. In addition, Delta will control all seat inventory and revenue management decisions for the Aircraft.
C. Schedules Publication. Delta, in its sole discretion, shall establish and publish all schedules for the Aircraft, including city-pairs served, frequencies, and timing of scheduled departures. Where practical, Delta will collaborate with Operator to determine mutually optimal schedules. Operator shall operate the Aircraft in the city pairs designated by Delta, subject to the frequency, scheduling and other requirements established by Delta from time to time. In addition, it is agreed and understood that Delta may utilize and schedule any of the Aircraft to perform various charter operations on behalf of Delta as can be reasonably accommodated by Operator.
     Delta will make commercially reasonable efforts to notify Operator of schedule times, frequencies and related information for the Aircraft as sufficiently in advance of the schedule publication date so that the information can be properly disseminated to Operator for pilot and flight attendant staffing, and related operational requirements. Additionally, Delta will make commercially reasonable efforts to make reasonable accommodation for Operator’s operational needs including without limitation, crew overnights and maintenance requirements for the Aircraft.
     In the event Delta changes the hub location served by the Aircraft (or Delta and Operator mutually agree to increase the number of maintenance facility bases used to support the Aircraft),

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Delta shall provide Operator with [*] days prior written notice of such change and Delta and Operator shall meet as soon as practicably possible to revise the “Base Rate Costs” (as defined in Article 3 below) associated with any change in maintenance base facility rent and associated commercially reasonable wind-down and start-up expenses incurred by Operator in connection with relocating an existing maintenance base facility, if necessary, as a result of such change. In the event Delta opens or closes a non-hub station served or to be served by Operator, Delta shall provide Operator with [*] days prior written notice of such opening or closing unless such station is staffed by, or to be staffed by, Operator, in which case Delta shall provide Operator with [*] days prior written notice of such opening or closing
     Notwithstanding any other provisions of this Agreement, Delta shall not change the hub location served by Operator to any of the following airports: [*].
ARTICLE 2. EXCLUSIVITY.
A. Operator agrees that, except as otherwise directed or approved in writing by Delta, in Delta’s sole discretion, (i) the Aircraft may be used only to provide the air services contemplated by this Agreement (the “Delta Connection Flights”) and (ii) the Aircraft may not be used by Operator for any other purpose including, without limitation, flying for any other airline, providing charter services other than pursuant to Section 1(C) hereof, or on Operator’s own behalf.
B. [*], notwithstanding anything herein to the contrary, except as otherwise directed or approved in writing by Delta, in Delta’s sole discretion, during the Term (including any renewals or extensions thereof) of this Agreement neither Operator, nor any affiliate of Operator, shall operate more than [*] flights per day for any third party or under any air carrier’s flight designator code into or out of [*] and any other airport which has on average [*] or more flights per day that are operated by Delta or one or more Delta Connection operators under the `DL’ flight designator code (each, a “Restricted Airport”). In the event that Operator or an affiliate of Operator is operating [*] or more flights for another airline at a location prior to such location qualifying as a Restricted Airport hereunder, the prohibition in the previous sentence shall not apply with respect to such operations.
C. During the Term of this Agreement, except as otherwise directed or approved in writing by Delta, in Delta’s sole discretion, neither Operator, nor any affiliate of Operator, shall operate more than [*] flights per day under its own flight designator code into or out of [*] or any Restricted Airport. In the event that Operator or an affiliate of Operator is operating [*] or more flights under its own flight designator code into or out of a location prior to such location qualifying as a Restricted Airport hereunder, the prohibition in the previous sentence shall not apply with respect to such operations.
D. Neither Operator, nor any affiliate of Operator, shall use any of the services, facilities or equipment provided by Delta, or an affiliate of Delta, to Operator in connection with the Aircraft or the Delta Connection Flights outside the scope of this Agreement without the prior written consent of Delta. With respect to any ancillary

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facilities or equipment used by Operator, or an affiliate of Operator, in connection with providing the services contemplated by this Agreement, such use for the benefit of Delta shall have priority over any other use contemplated by Operator, or any affiliate of Operator. With respect to facilities, equipment owned, leased or otherwise used by Operator in connection with providing services contemplated by this Agreement, Delta shall have the right to designate from time to time which property shall be used to carry out Operator’s obligations under this Agreement.
ARTICLE 3. COMPENSATION.
A. Base Compensation.
     In exchange for the flying and operation of the Aircraft, Delta shall pay Operator one hundred percent (100%) of the “Base Rate Costs” and the “Pass Through Costs” (each as such term is defined below, and collectively, the “Direct Costs”) and one hundred percent (100%) of the “Reimbursable Costs” (as such term is defined below), in each case, as relates to the operation of the Delta Connection Flights. It is understood that Direct Costs and Reimbursable Costs shall be based on market-based, direct operating costs and generally accepted accounting principles (“GAAP”), and specifically exclude any pre-paid expenses except as expressly provided herein. In addition, in any month in which Operator achieves a completion rate for the Delta Connection
Flights of at least [*], Delta shall pay Operator a mark-up (the “Base Mark-up”) of [*]percent ([*]%) of such Direct Costs incurred during such month, subject to certain limitations and adjustments set forth below. Any Delta Connection Flight operated with no revenue passengers or not completed within [*] of its scheduled arrival time shall be deemed not completed for purposes of this Agreement, unless operated at the direction of Delta. [*]. If Delta requests Operator to cancel one or more Delta Connection Flights, Operator shall comply with any such request within the time period reasonably requested by Delta. In the event Operator does not cancel any such Delta Connection Flights, or does not cancel such Delta Connection Flights within the time period reasonably requested by Delta (each, an “Operator Non-Cancelled Flight”), each such Operator Non-Cancelled Flight, for purposes of this Agreement, shall not be regarded as a completed flight, nor included as a Disproportionate Cancellation, and Delta shall not be obligated to pay Operator any Base Compensation, incentive compensation, or any other reimbursements in connection with such Operator Non-Cancelled Flights.
(i)(a)	The “Base Rate Costs” shall include certain direct, operating costs recorded in accordance with generally accepted accounting principles (“GAAP”), (but specifically excluding any prepayments except as expressly provided herein). The Base Rate Costs for each of calendar years 2007 through 2017 are set forth on Exhibit B attached hereto and incorporated herein.
(b)	Beginning with the Base Rates Costs in September 2007 (and each September thereafter), such Base Rate Costs (except pilot and flight attendant costs) shall be subject to increase at the same percentage as [*], provided that in any event, the

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applicable [*] for a given year shall be no greater than [*] percent ([*]%). For purposes of the Agreement, [*].

(c)	Pilot and flight attendant costs shall be adjusted for changes in the pay scales as per the respective existing collective bargaining agreements. Such costs will also be adjusted for any new or renegotiated collective bargaining agreements entered into after the Agreement Date. Changes to such costs will be effective at the same dates that the changes to pay scales come into effect. In no case, however, shall the annual increase in pilot costs or flight attendant costs be greater than [*] percent ([*]%).
Notwithstanding anything herein to the contrary, with respect to heavy checks, engine maintenance and landing gear overhauls, such services will be jointly sourced and negotiated by Operator and Delta at the time of the relevant event, and Exhibit B will be revised to reflect any change in expense resulting from such sourcing and negotiations (as compared to the rates set forth on Exhibit B) and any benefit or cost shall be retained by, and for the sole benefit of, Delta.
(ii) The “Pass Through Costs” shall include the following variable costs for which Delta shall bear the risk of price and volume fluctuations, provided that such costs shall be reconciled on a monthly basis to reflect the actual costs incurred by Operator:
(1)	Landing Fees;

(2)	Hull Insurance ;

(3)	Passenger Liability Insurance Costs;

(4)	War Risk Insurance;

(5)	Fuel Expense — Operator’s actual fuel, into-plane expenses and fuel taxes (excluding any fuel purchased or managed by Delta or an affiliate of Delta for the benefit of Operator); provided, however, any Mark-Up of the Fuel Expense shall be capped at an amount equivalent to a $[*]per gallon fuel price;

(6)	Glycol and de-icing services (but not if provided by Delta or an affiliate of Delta);

(7)	Catering Costs;

(8)	Property Taxes (including any reasonable fees and costs associated with appealing and obtaining reductions in Property Taxes); provided, however, any Mark-Up of any Property Tax on the Aircraft shall be capped at an amount equivalent to [*]% of the value of the Aircraft;

(9)	All costs to change the internal or external livery of any Aircraft pursuant to any request by Delta during the Term of this Agreement;

(10)	Engine Maintenance Expense, provided such expense shall not, in any event, exceed $[*] per block hour (or such other amount mutually agreed upon by the parties, provided Operator and Delta enter into a mutually acceptable agreement to cover the maintenance and overhaul of engines);

(11)	“Aircraft Rent/Ownership Costs” — Operator’s actual aircraft rent/ownership expenses for the Aircraft, which shall be [*] ($[*]) per month per Aircraft; and

(12)	“Terminal Facility Rent and Use Charges”- Operator’s actual applicable terminal facility rent and use charges (including common use, ramp rent and jet

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bridge expenses), including without limitation facilities maintenance and operation expenses, but excluding any such rent and use charges if premises are provided by Delta or any affiliate of Delta.
     Notwithstanding the foregoing, Pass Through Costs shall not include any late payment charges, penalties and/or fees which Operator incurs in connection with the payment of the expenses listed above.
B.	Reimbursable Costs not Subject to Mark-up.
     Delta shall reimburse Operator for one hundred percent (100%) of the costs incurred for the following items (“Reimbursable Costs”), but it is expressly agreed that no Mark-Up (including any incentive compensation) of such costs shall be paid by Delta:
(1)	Any FAA or Department of Transportation (“DOT”) fines administered or levied against Operator due to an action or omission principally caused by Delta or an affiliate of Delta.
C.	Non-Reimbursable Costs.
     The parties hereby acknowledge and agree that Operator shall be solely responsible, and Delta shall not be responsible, nor reimburse Operator, for any of the following costs:
(1)	Any and all [*] and/or [*]; and

(2)	Any and all FAA, DOT or any other government agency fines administered or levied against Operator due to any action or omission not principally caused by Delta or an affiliate of Delta; and

(3)	Passenger amenities costs and other interrupted trip expenses, including without limitation denied boarding compensation, food and lodging expenses and other transportation costs incurred by Operator due to any action or omission principally caused by Operator or an affiliate of Operator; and

(4)	Any Base Rate Costs or Pass Through Costs deemed commercially unreasonable by Delta, in its reasonable discretion.
D.	Delta Costs.
The parties acknowledge and agree that the following costs related to Operator’s services hereunder shall be paid directly by Delta and shall not be included in the Base Compensation or any incentive compensation calculation or payment:
(1)	Travel agency commissions, if any;

(2)	Credit card fees;

(3)	Reservations handling charges;

(4)	Booking fees;

(5)	Frequent flyer charges;

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(6) Denied boarding costs, interrupted trip expense, baggage delivery and damaged/lost baggage compensation, except as set forth in Section 3(C)(3) above;
(7) Advertising;
(8) Glycol and de-icing services (if provided by Delta or an affiliate of Delta);
(9) Terminal Facility Rent and use charges, including without limitation facilities maintenance and operations costs (if premises are provided by Delta or an affiliate of Delta);
(10) Fuel and Fuel management expenses (if provided by Delta or an affiliate of Delta); and
(11) The cost of any Support Services (as defined herein) and any ticketing services, if provided by Delta or an affiliate of Delta.
E.	Incentive Compensation.
1.	Definitions. The parties agree that for purposes of this Agreement the following terms shall have the respective meanings as set forth below:
a.	“Monthly Incentive Goal” shall mean with respect to each month during the Term, the monthly goals set forth in paragraph 1 of Schedule 3 attached hereto with respect to each of (i) completion rate and (ii) on-time arrival (collectively, “Monthly Performance Categories”).

b.	“Semi-Annual Goal” shall mean, with respect to each of the semi-annual periods identified in paragraph 2 of Schedule 3 attached hereto, the semi-annual goals set forth therein with respect to each of (i) completion rate, (ii) on-time arrival and (iii) customer satisfaction rating (collectively, “Semi-Annual Performance Categories”) (Semi-Annual Performance Categories and Monthly Performance Categories, collectively, “Performance Categories”).
2.	Monthly Incentive Compensation. In addition to the Base Compensation, Operator shall have the opportunity to earn additional compensation (the “Monthly Incentive Compensation”) based upon its actual performance in the Monthly Performance Categories as compared to the applicable Monthly Incentive Goal. For each month during the Term of this Agreement, Delta shall pay Operator an additional [*]percent ([*]%) mark-up of the actual Direct Costs (as calculated monthly based on the established Annual Rate Plan) for each of the following performance goals that Operator achieves during such month:
(i)	Actual completion rate (excluding cancellations due to charter flights pursuant to Section 1(C) hereof and Disproportionate Cancellations) for its Delta Connection Flights equal to or greater than the applicable Monthly Incentive Goal; and

(ii)	Actual on-time arrival (A-14) rate (excluding Disproportionate Cancellations and Disproportionate Delays) for its Delta Connection Flights equal to or greater than the applicable Monthly Incentive Goal.

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3.	Semi-Annual Incentive Compensation. In addition to the Base Compensation and the Monthly Incentive Compensation, Operator shall have the opportunity to earn additional compensation (the “Semi-Annual Incentive Compensation”) based upon its semi-annual performance in the Semi-Annual Performance Categories as compared to the Semi-Annual Incentive Goal for each Semi-Annual Performance Category. During each six-month period (measured from each January 1 through June 30 and July 1 through December 31) during each year of the Term of this Agreement, Delta shall pay Operator a [*] of [*] percent ([*]%) mark-up of actual Direct Costs (as calculated monthly based on the established Annual Rate Plan) for each of the following performance goals that Operator achieves during the applicable six-month period:
(i) Actual Completion rate (excluding cancellations due to charter flights pursuant to Section I (C) hereof and Disproportionate Cancellations) for its Delta Connection Flights equal to or greater than the applicable Semi-Annual Incentive Goal;
(ii) Actual on-time arrival (A-14) rate (excluding Disproportionate Cancellations Disproportionate and Delays) for its Delta Connection Flights equal to or greater than the applicable Semi-Annual Incentive Goal; and
(iii) Actual semi-annual customer satisfaction rating for its Delta Connection Flights is greater than the applicable Semi-Annual Incentive Goal.
4.	If Operator reasonably believes, in good faith, that it failed to earn any Base Mark Up, Monthly Incentive Compensation or Semi-Annual Incentive Compensation directly as a result of operational specifications imposed by Delta (such as Operator’s spare Aircraft ratio or Delta’s requirement that Operator use a specific ground handler for some or all of the Delta Connection Flights), Operator may present to Delta evidence in support of such belief and Delta agrees to discuss with Operator if any adjustments should be made to Operator’s actual completion rate and/or on-time arrival rate.
F.	Margin Cap. Within sixty (60) days after the end of each calendar year during the Term, Operator shall provide Delta a certificate (the “Margin Certificate”) signed on behalf of Operator by its chief financial officer, that states the actual total margin that Operator earned on operating the Delta Connection Flights (and any charter operations pursuant to Section 1(C) hereof) (the “Actual Margin”) during such calendar year. Such Margin Certificate shall include an exhibit that fully sets forth Operator’s calculation of its Actual Margin and certify to the accuracy of the Actual Margin. Actual Margin for any given calendar year shall be determined, on a pre-tax basis, by subtracting Operator’s aggregate actual Direct Costs incurred to operate the Delta Connection Flights (and any charter operations pursuant to Section I (C) hereof) for such calendar year from the total payments (the “Total Payments”) made by Delta to Operator for such Delta Connection Flights for such year, including any and all Base Mark-up, Monthly Incentive Compensation and Semi-Annual Compensation, and dividing such difference by the Total Payments. In the event that Operator’s Actual Margin is greater than [*] percent ([*]%), Operator shall pay Delta an amount equal to the amount necessary to reduce the Total Payments such that the Actual Margin for such calendar year will equal [*]%. Any payment made pursuant to this

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Section 3. F. shall be made within thirty (30) days of Delta receiving the Margin Certificate.
G. {Reserved.}
H. Accounting Provisions.
     Delta shall retain all revenues (including, without limitation, passenger, cargo, mail, food, beverage and duty-free services or any other revenue including, without limitation, any guaranteed or incentive payments from airport, local or municipal authorities in connection with scheduling flights to such airport or locality or any federal funds payments in connection with the operation of the Delta Connection Flights. Operator shall promptly remit to Delta all monies with respect to all airline ticket sales, on-board sales, baggage charges, passenger charges, cargo sales and all other revenue collected by Operator or any agent or employee of Operator in connection with the operation of the Aircraft (including credit card transactions).
     On the [*] and [*] day of each month (or if not a business day, on the following business day) Delta will advance to Operator, via wire transfer or through the Airline Clearing House (the “Clearing House”) in Delta’s discretion, [*] percent ([*]%) of the estimated monthly Direct Costs and Base Mark-Up (collectively, the “Base Compensation”). In computing the amount of the advance, Operator shall submit an invoice to Delta will shall be based on the projected fuel costs and will estimate the anticipated number of weekly revenue block hours, departures and passengers.
     Within [*] days following the end of each month, Delta and Operator will reconcile the actual costs incurred by Operator for the Base Compensation, the final operating results (including actual performance in the Performance Categories) of, and actual revenue block hours flown by, Operator with the estimated payments made pursuant to the previous paragraph. Within [*] business days of completing such reconciliation, Delta or Operator, as the case may be, shall pay, via wire transfer or the Clearing House in Delta’s discretion, to an account designated by the other party, monies equal to the reconciled amount. If certain actual costs are not known by the end of such [*] period, Operator shall provide Delta with a good faith estimate of such unknown costs and such estimated amount shall be included in the initial [*] reconciliation. As soon as commercially reasonable, such estimated amounts shall be reconciled with the actual costs for such expenses, and Delta or Operator, as the case may be, shall pay, via wire transfer or the Clearing House in Delta’s discretion, to an account designated by the other party, monies equal to the reconciled amount.
     Notwithstanding anything herein to the contrary, in the event Operator is unable to operate any of the Aircraft, or any of the Delta Connection Flights, due to weather, fire, war, terrorism, act of God, a strike, labor dispute, work stoppage or similar event, or any other event, provided such other event is substantially not within the control of or not caused by some action or inaction of Delta, Delta shall not be obligated to pay Operator [*]. If the non-operated Aircraft or Delta Connection Flight is caused by some action or inaction of Delta, Delta shall pay Operator’s [*], but not [*], with respect to such non-operated Aircraft and

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Delta Connection Flights during the period that Operator is unable to operate such Aircraft or the Delta Connection Flights.
I. Audit of Costs Operations and Service Levels.
          Operator shall maintain complete and accurate books and records to support and document all revenues, costs and expenses related to the Aircraft and its Delta Connection operations hereunder, in accordance with generally accepted accounting principles consistently applied and in accordance with the accounting policies and procedures used by the parties to develop the Direct Costs. Delta’s in-house finance staff and any independent consultants selected by Delta shall be entitled, following reasonable notice to Operator, to audit and inspect Operator’s books and records with respect to services provided hereunder, the service levels achieved, and the determination of charges due pursuant to this Agreement for the purpose of (i) prospectively adjusting the Base Rate Amount in connection with any annual review pursuant to Section 3(H) hereof or (ii) auditing Reimbursable Costs, Pass Through Costs, Other Reimbursable Costs, any Mark-up or incentive compensation due or paid hereunder and the Margin Cap. Any such audit will be conducted during regular business hours and be paid for by Delta unless such audit determines that Operator owes Delta in excess of $[*], then Operator shall pay Delta the costs and expenses incurred by Delta in connection with such audit.
J.	Cost Reductions. At all times during the Term, Operator shall use its best efforts to reduce its Direct Costs. In addition, Delta maintains the right to develop cost savings initiatives which will enable Operator to reduce its Direct Costs (each, a “Cost Savings Initiative”). Provided any such Cost Savings Initiative does not materially interfere with the Operator’s operational standards, Operator shall use its best efforts to implement all such Cost Savings Initiatives identified by either Operator or Delta; provided, however, Operator shall not be required to implement if the implementation of such initiative increases Operator’s costs.
          In addition, Delta may assist Operator in obtaining goods and services in connection with operating the Aircraft and/or the Delta Connection Flights in a more economical manner, including, without limitation, via bulk purchasing and inventory management systems and processes (each, a “Delta Sourcing Initiative”). If Delta initiates or identifies any such Delta Sourcing Initiative, Operator is obligated to participate in such initiative; provided, however, that if such initiative would increase Operator’s costs with respect to Operator’s operations not related to the Delta Connection Flights, then Operator shall not be required to participate in such Delta Sourcing Initiative (the “Sourcing Exclusion”).
          Delta shall establish a baseline for each of the Direct Costs based on either (at Delta’s discretion) (i) the actual costs incurred by Operator in connection with operating the Delta Connection Flights during the previous twelve (12) months or (ii) Operator’s Base Rate Costs set forth on Exhibit B hereto. Also at Delta’s discretion, a baseline may be adjusted to reflect situations in which this methodology does not properly reflect future costs (e.g. annual escalation, contractual increases and one time occurrences). Savings realization will be measured against these baselines for purposes of determining the amount of savings to be

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shared among Delta and Operator, subject to the Sourcing Exclusion. Baselines shall be reestablished by Delta at the end of each contract year during the Term.
     Subject to the Sourcing Exclusion, realized savings associated with each Cost Savings Initiative or Delta Sourcing Initiative shall be allocated between the parties as follows:
1. With respect to realized savings for the following Base Rate Costs, Delta will retain [*]% of the net benefit and Operator will retain [*]% of the net benefit throughout the remaining Term of the Agreement:
(i)	[*];

(ii)	[*];

(iii)	[*]; and

(iv)	[*].
In order to effectuate the cost savings benefit allocation contemplated by this section, upon implementation of any such initiative the Base Rate Costs set forth on Exhibit B shall be adjusted accordingly. Any realized savings on Base Rate Costs not set forth above shall be retained solely by Operator.
Notwithstanding anything herein to the contrary, with respect to [*], such services will be jointly sourced and negotiated by Operator and Delta at the time of the relevant event, and any realized savings resulting from such sourcing and negotiations (as compared to the rates set forth on Exhibit B) shall be retained by, and for the sole benefit of, Delta.
2. With respect to realized savings for the following Pass Through Costs, Delta will retain [*]% of the net benefit and Operator will retain [*]% of the net benefit throughout the remaining Term of the Agreement:
(i)	[*];

(ii)	[*];

(iii)	[*]; and

(iv)	[*].
With regard to a Cost Savings Initiative or Delta Sourcing Initiative that affects Pass Through Costs, the parties agree to meet and confer prior to implementation on the appropriate methodology by which the portion of realized savings to be retained by Operator is determined. Any realized savings on any Pass Through Costs not set forth above shall be retained by, and for the sole benefit of, Delta.

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     Operator and Delta shall establish a supplier scorecard process to monitor the performance and the impact of the Cost Savings Initiatives and Delta Sourcing Initiatives.
K.	Right of Set-off. Delta may offset against the next scheduled payment to be made pursuant to Section 3(H) above the amount of any undisputed payment that Operator or an affiliate of Operator owes to Delta of an affiliate of Delta but has not made when due.
ARTICLE 4. TICKETING SERVICES, SIGNAGE; FACILITIES; SLOTS AND ROUTES.
A. Ticketing Services. Either Delta or Operator will provide primary airport ticketing services in connection with the Delta Connection Flights, and, if applicable, the other party will provide supplemental ticketing services for the Delta Connection Flights at Delta’s airport ticketing locations and will use Delta ticket stock for such purposes.
B. Signage. Unless otherwise agreed by the parties, Delta will design, provide and pay for appropriate airport and other signage installed after the Effective Date to reflect the Delta Connection and the relationship between Operator and Delta. The nature and type of such signage will be in the sole discretion of Delta, subject to any airport, governmental or quasigovernmental restrictions or requirements. Delta will be responsible for installing and maintaining all such signage, but the parties will mutually determine which party will obtain any necessary formal or informal approvals from appropriate airport or other authorities to install such signage. The parties will fully cooperate with each other in all endeavors relating to such signage and any necessary approvals.
C. Facilities.
     (1) In connection with the Delta Connection Flights, Operator shall use the gates and facilities designated by Delta from time to time at the locations in which Operator operates such Delta Connection Flights. No other use of such gates and other facilities by Operator or parties other than Delta shall be allowed without Delta’s express written consent.
     (2) Delta’s right to designate gates and other facilities to be used by Operator in connection with providing Delta Connection Flights shall include the right at each airport, in Delta’s discretion, to either: (a) provide for use of some or all of the needed facilities to Operator through mutually acceptable subleases, ground handling agreements, licenses, permits or otherwise; or (b) require Operator to obtain use of such facilities from the airport operator or other lessors (subject to Delta providing mutually acceptable backstop protection in signatory airport leases for Delta Connection Flights). Delta and Operator agree that Delta may relocate Operator to comparable facilities at the service locations, provided that Delta pays Operator’s reasonable relocation expenses.
     (3) All leases, subleases, permits, licenses and other use agreements of airport facilities used in connection with Delta Connection Flights (each, a “Facility Lease” and collectively, “Facilities Leases”) entered into by Operator shall be assignable to

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Delta or Delta’s designee, at Delta’s election, without the consent of the other party to such Facility Lease on termination of this Agreement, the withdrawal of Delta Connection Flights from such airport or upon written notice from Delta to Operator, provided that if the consent of the facility lessor is required by contract or governmental regulations, Operator will use its best efforts to obtain such consent: (a) at the time the Facility Lease is entered into and to incorporate such consent in the terms of the Facility Lease; or (b) for an already existing Facility Lease, if and at such time as Delta may direct. Subject only to Operator obtaining any necessary consent of such other party, Operator shall, at Delta’s option, assign such Facilities Leases as Delta shall designate to Delta or Delta’s designee on termination of this Agreement, the withdrawal of Delta Connection Flights from such airport or upon receipt of written notice from Delta. If Delta elects and if the other party to the Facilities Lease agrees, instead of an assignment, this transfer can be accomplished by either: (x) a termination of the applicable Operator Facilities Lease and a direct lease of such premises to Delta or Delta’s designee; or (y) a release of premises designated by Delta from the applicable Operator Facility Lease and lease of such premises directly to Delta or Delta’s designee. On termination of this Agreement, Delta shall have the option to purchase from Operator all facilities and equipment used in connection with Delta Connection Flights then owned by Operator for an amount equal to such assets’ then fair market value or Delta depreciated book value, whichever is less. On the assignment of a Facility Lease to Delta or on the withdrawal of Delta Connection Flights from an airport and for a period of thirty (30) days thereafter, Delta shall have the option to purchase from Operator all facilities and equipment used in connection with Delta Connection Flights at such airport then owned by Operator for an amount equal to such assets’ then fair market value or Delta depreciated book value, whichever is less.
     (4) All Facilities Leases entered into by Operator shall expressly provide that Delta or Delta’s designee, at Delta’s election, shall have the right to sublease any or all of the premises covered by the applicable Facilities Lease without the consent of the other party to such Facility Lease on termination of this Agreement, the withdrawal of Delta Connection Flights from such airport or upon written notice from Delta to Operator, provided that if the consent of the facility lessor is required by contract or governmental regulations, Operator will use its best efforts to obtain such consent: (a) at the time the Facility Lease is entered into and to incorporate such consent in the terms of the Facility Lease; or (b) for an already existing Facility Lease, if and at such time as Delta may direct. Subject only to Operator obtaining any necessary consent of such other party, Operator shall, at Delta’s option, sublease the premises Delta specifies under any applicable Facilities Lease to Delta or Delta’s designee on termination of this Agreement, the withdrawal of Delta Connection Flights from such airport or upon receipt of written notice from Delta. If Delta or Delta’s designee enters into such a sublease, at Delta’s option, Operator shall enter into a sub-sublease of all or the portion of the subleased premises that Delta designates.

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     (5) In addition to Delta’s other options with respect to premises occupied by Operator pursuant to any Facilities Lease, sublease or sub-sublease, Delta shall have the right from time to time to direct Operator to handle or allow Delta to handle other carriers designated by Delta at any such premises. If Operator is the handling carrier, it will do so on terms consistent with the applicable Facilities Lease and handling arrangements and at fees mutually agreed upon by Delta and Operator.
     (6) Operator shall not assign, transfer, sublease, alter, amend, modify or terminate any Facilities Lease to which it is a party without the prior written consent of Delta.
     (7) Notwithstanding anything to the contrary in this Agreement, Delta may, at its option, elect to enter the Facilities Lease in lieu of Operator for any facilities to be used by Operator at any new or existing city to be served by Operator pursuant to this Agreement, and in the event Delta exercises this option (i) Delta shall enter into a Facilities Lease with the lessor of such facilities, (ii) Operator shall utilize such facilities pursuant to a sublease, license agreement, permit, facilities use agreement or ground handling agreement with Delta, (iii) at Delta’s option, the sublease, facilities use agreement or ground handling agreement shall terminate when Operator ceases to operate Delta Connection Flights at the airport, and (iv) Delta shall enter into agreements for facilities which are reasonably suitable for Operator’s operational needs. If for any reason Delta fails to provide such facilities, such failure shall not be a breach hereof and Operator shall be obligated to secure such facilities.
     (8) At any location in which Operator is the signatory carrier of the applicable Facility Lease, Operator shall vote as directed by Delta on any matters submitted to the signatory carriers for a vote.
     (9) Operator shall comply with all requirements of such Facilities Leases, subleases and sub-subleases described in this Section 4.C. and a default by Operator under any such agreements shall be a breach of this Agreement. If Operator receives any notice of default or breach with respect to any Facilities Lease, Operator shall promptly provide a copy to Delta, consult with Delta on handling and advise Delta on Operator’s plans for resolving the matter.
D. Slots and Route Authorities. During the Term of this Agreement (including any renewal terms or extensions) or upon the expiration or termination of this Agreement, Delta may, in its sole discretion, require Operator to transfer to Delta or its designee at no charge any airport takeoff or landing slots, route authorities or other regulatory authorities as Delta shall designate which have been or are being used for Delta Connection Flights under this Agreement.
ARTICLE 5. CUSTOMER SERVICES.
A. Operator will handle all customer related services in connection with the Delta Connection Flights in a professional, businesslike and courteous manner. In order to ensure a high level of customer satisfaction for the Delta Connection Flights, Operator will (i) establish

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and maintain customer handling procedures and policies that are substantially similar to those utilized by Delta (“Customer Service Policies”) and (ii) establish, maintain and enforce employee conduct, appearance and training standards and policies that are substantially similar to those used by Delta. All uniforms worn by Operator employees on the Delta Connection Flights and by any Operator employees providing support services in connection with such flights shall be subject to the prior approval of Delta and shall at all times be consistent with Delta’s existing uniform standards.
B. Operator and Delta will periodically meet to discuss and review Operator’s customer handling procedures and policies to insure compliance with this Article 5. Each party will seek to set forth concerns and complaints under this Article 5 in writing to the other party. To the extent Delta advises Operator of any deviation from Article 5(A) hereof, the parties shall meet to mutually determine appropriate solutions and to agree on the terms of a corrective action plan and the timing of its implementation. In the event Operator shall fail, in any material respect, to adopt or implement any such agreed corrective action plan in the time period described therein, any such failure may be deemed a material breach of this Agreement.
C. Operator shall adopt as its own Delta’s Terms and Conditions of Contract of Carriage (“Contract of Carriage”), baggage liability policies and denied boarding compensation policies, each as amended from time to time, and be bound by their respective terms with respect to its operation of Delta Connection Flights.
D. Operator shall reimburse Delta for any expenses incurred as a result of Operator’s non- compliance with any of the Customer Service Policies, Contract of Carriage, baggage liability policies and denied boarding compensation policies.
ARTICLE 6. TRAFFIC DOCUMENTS AND RELATED PROCEDURES To the extent that the parties subsequently agree that Operator will handle traffic documents or passenger handling services in connection with any Delta Connection Flights, the following terms and conditions shall apply:
A. Pursuant to mutually acceptable procedures, either Operator will purchase (which shall be a Pass Through Cost), or Delta will periodically provide Operator with, Delta machine and manual ticket stock, miscellaneous charges orders, credit card refund drafts, credit card refund vouchers, FIMS, expense vouchers, expense checks, travel credit vouchers and other related documents (collectively referred to as “Traffic Documents”). Delta will maintain a supply of Traffic Documents at a suitable location and, upon written request from Operator, will provide Operator with appropriate supplies of Traffic Documents.
B. Unless otherwise agreed to by Delta in writing, Traffic Documents may be used, completed, validated and issued only by Operator and only in connection with transactions related to Delta Connection Flights and for no other purpose.
C. Operator will promptly surrender and return all Traffic Documents to Delta upon Delta’s written request.

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D. Operator will maintain records of the Traffic Documents in a manner and format acceptable to Delta. Operator will acknowledge receipt in writing of all Traffic Documents in the manner prescribed by Delta.
E. Operator will conform with and abide by all of Delta’s rules and regulations regarding the Traffic Documents.
F. Operator will take all reasonable and necessary measures to safeguard the Traffic Documents as of the time of receipt and thereafter and will maintain the Traffic Documents in accordance with mutually agreed upon security procedures. Operator shall be responsible for all risk of loss, use, misuse, misappropriation or theft of Traffic Documents as of the time Operator takes possession of the Traffic Documents.
G. Reporting and Remitting With Respect to Traffic Documents.
     1. On a daily basis, Operator will provide Delta with a report for each Operator ticketing location of all ticketing and related transactions on Traffic Documents for the prior day. Such report will be in a format determined by Delta and will include, without limitation, all credit card transactions and supporting documentation.
     2. Operator will issue all Traffic Documents, and will collect appropriate charges, in accordance with the tariffs, fares, rates, rules and regulations of Delta and any other applicable carriers. Operator shall be responsible for all undercharges and incorrect fares, rates and charges on Traffic Documents issued by or for Operator, and Delta may deduct from sums due Operator or bill Operator for the amount of any such undercharges or incorrect fares, rates and charges. The amount of such undercharges will be determined by utilizing the ACH Procedures for passenger tickets and on a direct billing basis for baggage/cargo related items.
H. Refund Vouchers.
     1. Delta will use Delta refund vouchers for all refund transactions handled by Delta involving Operator.
     2. Operator will use Delta refund vouchers, and Delta credit card refund vouchers for credit card sales refunds, and will comply with Delta’s rules and regulations for handling and processing such refunds.
ARTICLE 7. FREQUENT FLYER PARTICIPATION. During the Term of this Agreement, the parties agree that passengers on Operator’s Delta Connection Flights will be eligible to participate in the Delta SkyMiles frequent flyer program, as may be amended from time to time, or any other similar program developed by Delta (the “Program”) and all Program award tickets will be honored for travel on Delta Connection Flights on the following terms and conditions:
A. Administration. Administration of the Program shall be performed by and at the cost of Delta. Delta will promote and administer the Program.

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B. Program Information. Title and full and complete ownership rights to Program membership data and information developed by Delta, wherever located, shall remain with Delta or an affiliate of Delta. Operator understands and agrees that such data and information constitutes Delta’s (or its affiliates’) proprietary information. Any membership lists, labels, data, or other compiled membership information supplied to Operator in any form and any and all copies thereof are to be used by Operator exclusively in the performance of its obligations under this Agreement and will not be otherwise used, sold, licensed, leased, transferred, stored, duplicated or transmitted, in any form or by any means, without Delta’s prior written consent. All such information will either be returned to Delta or destroyed at Delta’s request.
C. Accrual and Redemption. Passengers on the Delta Connection Flights shall be eligible to accrue and redeem Program mileage on such flights, and Operator shall carry all passengers traveling pursuant to award travel under the Program at no charge to Delta.
ARTICLE 8. SUPPORT SERVICES. Notwithstanding anything to the contrary in this Agreement, but subject to any existing obligations of Operator at the time, from time to time during the Term, Delta may, at its sole discretion, require Operator to utilize Delta, an affiliate of Delta or a another third party designated by Delta for certain services or products including, without limitation, information technology hardware, software, maintenance and support; catering and on-board provisioning; aircraft and engine maintenance and ground handling (collectively, “Support Services”) in connection with the Aircraft or Delta Connection Flights, provided such Support Services are cost competitive and do not unreasonably interfere with the operational standards or performance requirements of Operator.
ARTICLE 9. AUTOMATION SERVICES. Delta may provide Operator the following automation and related services for the Delta Connection Flights, and if provided by Delta, Operator agrees to participate in such services in the manner described below.
A. Internal Reservations Equipment. Delta shall provide or arrange for the provision to Operator of an electronic reservations system (currently referred to as “Deltamatic” but including any successor reservations system adopted by Delta) and shall provide Operator with: (i) the ability to access passenger name records, (ii) automated ticketing capabilities, (iii) operational messaging switching capabilities, (iv) the ability to update Delta Connection Flight information, (v) the ability to distribute flight releases and weather packages, and (vi) perform other reservations-related functions for the Delta Connection Flights (Deltamatic and any successor system are hereinafter referred to as the “Res System”). Delta reserves the right to modify the functionality of the Res System at any time. Operator will use the Res System made available by Delta for the Delta Connection Flights only.
B. Delta’s Rights and Obligations.
     1. Delta will install or cause to be installed the equipment requested by Operator at the locations set forth on Exhibit C to this Agreement and shall provide Operator connection to the Res System. The equipment described on Exhibit C and any software installed on the Equipment at the time of its delivery to Operator are hereinafter referred to as the “Equipment.” Operator understands and agrees that: (i) all Equipment shall remain the sole property of Delta; (ii) Operator shall not remove any identifying marks from the Equipment; (iii) Operator shall

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not subject the Equipment to any lien; and (iv) Delta may enter Operator’s premises to remove the Equipment immediately upon termination of this Agreement. Exhibit C may be amended from time to time by mutual agreement of the parties to reflect the installation, removal or relocation of Equipment.
     2. Delta will provide initial and recurrent training to Operator training staff and other key designated personnel in the use of the Res System, at Delta’s training centers unless otherwise agreed. Delta may remove from a training program any Operator employee who is not satisfactorily participating therein. Delta shall not charge Operator for any such training.
     3. Delta will provide, or arrange to provide, all repairs and maintenance services required for the Equipment and will use reasonable business efforts to keep the Equipment and the Res System in good repair and condition. Operator will not perform or attempt to perform repairs or maintenance of any kind on the Equipment without prior consultation with Delta and will promptly contact Delta regarding the need for repairs or maintenance.
C. Operator’s Rights and Obligations.
     1. Operator will not for any reason relocate or remove any of the Equipment without Delta’s prior written consent. Delta will pay all costs associated with the installation, relocation or removal of Equipment.
     2. Operator will use the Equipment and the Res System in strict conformity with the training and operating instructions provided by, or arranged to be provided by, Delta. Without limiting the generality of the foregoing, unless authorized by Delta, Operator will not use the Res System to develop or publish any reservation, ticketing, sales, cargo, tariff or other guide, to provide services not authorized by this Agreement to third parties, to train persons other than Operator’s employees in the use of the Equipment or the Res System, or for other uses designated by Delta in writing as prohibited. Operator may not publish, disclose or otherwise make available to any third party the compilations of air carrier service or fares obtained from the Res System; provided, however, that Operator may use specific air carrier service and fare data for the benefit of its customers.
     3. Operator will encourage and allow its employees to attend training sessions related to the Res System, and it is Operator’s responsibility to insure that each employee receives full and adequate training on the Res System.
     4. Operator will protect the Equipment from loss, damage or theft and shall prevent its unauthorized use or improper operation. Operator will make no alterations to the Equipment and will return the Equipment to Delta upon the termination of this Agreement in the same condition as received, excepting only ordinary wear and tear in the normal course of Operator’s operations. Operator will obtain and maintain insurance for the Equipment against all risks of damage and loss, including without limitation loss by fire, theft and such other risks of loss as are customarily insured in a standard all-risk policy. Such insurance shall also provide the following:
          (a) Full replacement value coverage for the Equipment (subject to policy

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          (b) An endorsement naming Delta as the loss payee to the extent of its interest in the Equipment; and
          (c) An endorsement requiring the insurer to give Delta at least thirty (30) days prior written notice of any intended cancellation, nonrenewal or material change of coverage; provided that only ten (10) days prior written notice of cancellation, nonrenewal or material change of coverage need be given in the event that such cancellation, nonrenewal or material change in coverage is caused solely by failure to make a premium payment.
     Upon request by Delta, Operator will promptly provide satisfactory evidence of the insurance required pursuant to this Section 9(C)(4). Notwithstanding the foregoing, Operator shall be liable to Delta for any loss or damage to the Equipment, regardless of cause, occurring while the Equipment is in the possession, custody or control of Operator.
     5. Operator waives any proprietary rights that it may have with respect to information entered into the Res System.
D. Entry and Infection. Delta personnel and persons designated or authorized by Delta may enter Operator’s premises during normal business hours for the purposes of (a) monitoring, inspecting, and reviewing Operator’s use of and operations with respect to the Res System, (b) performing repairs or maintenance on the Equipment, (c) installing, removing, replacing or relocating the Equipment (unless otherwise permitted by this Agreement), or (d) training or retraining Operator’s employees in the use of the Res System; provided that such activities may not unreasonably interfere with Operator’s business.
E. Limitations on Liability. In addition to any other limitations on liability set forth herein:
     1. Delta is not responsible for errors or inaccuracies in the availability records, fare quotes, or other information contained in the Res System at any time, for any planned or unplanned interruptions, delays or malfunctions in the operation of the Res System or the Equipment or for the merchantability or fitness for a particular purpose of any of the data or Equipment made available to Operator.
     2. OPERATOR HEREBY WAIVES AND RELEASES DELTA AND ITS AFFILIATES AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS FROM ANY AND ALL OBLIGATIONS AND LIABILITIES AND ALL RIGHTS, CLAIMS AND REMEDIES OF OPERATOR AGAINST DELTA OR ITS AFFILIATES OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, DUE TO ANY DEFECTS OR INTERRUPTIONS OF SERVICE IN, OR ERRORS OR MALFUNCTIONS BY, SOFTWARE, THE EQUIPMENT OR THE RES SYSTEM, INCLUDING ALL LIABILITY, OBLIGATION, RIGHT, CLAIM, OR REMEDY IN TORT, AND INCLUDING ALL LIABILITY, OBLIGATION, RIGHT, CLAIM OR REMEDY FOR LOSS OF REVENUE OR PROFIT OR ANY OTHER DIRECT, INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES. FURTHER DELTA DISCLAIMS AND OPERATOR

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HEREBY WAIVES ANY WARRANTIES EXPRESS OR IMPLIED INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR INTENDED USE RELATING TO THE RES SYSTEM, THE EQUIPMENT, DATA, OR SERVICES FURNISHED HEREUNDER.
F. Patent and Copyright Indemnity. Delta will defend or settle, at its own expense, any action brought against Operator to the extent that it is based on a claim that the Res System provided by Delta pursuant to this Agreement, in its normal use, or any part thereof, infringes any U.S. copyright or patent; and Delta will pay those costs, damages and attorney’s fees finally awarded against Operator in any such action attributable to any such claim, but such defense, settlements and payments are conditioned on the following: (1) that Delta shall be notified promptly in writing by Operator of any such claim; (2) that Delta shall have sole control of the defense of any action on such claim and of all negotiations for its settlement or compromise; (3) that Operator shall cooperate with Delta in a reasonable way to facilitate the settlement or defense of such claim, provided that Delta shall pay all of Operator’s reasonable expenses in connection with any such cooperation requested by Delta; and (4) should such Res System become, or in Delta’s opinion be likely to become, the subject of such claim of infringement, then Operator shall permit Delta, at Delta’s option and expense, either to (a) procure for Operator the right to continue using the Res System, or (b) replace or modify the same so that it becomes noninfringing and functionally equivalent, or (c) upon failure of (a) and (b) above despite the reasonable efforts of Delta, accept immediate termination of this Agreement as it relates to such system. This paragraph (F) states the entire liability of Delta with respect to the infringement of copyrights and patents by the Res System provided hereunder or the operation thereof.
ARTICLE 10. OPERATION PERFORMANCE.
A. Operator agrees to provide the following information (excluding sub-paragraphs (iv) and (v)) to Delta for each day during the Term of this Agreement within one (1) business day after the applicable day:
               (i) The number of mishandled bags per 1,000 passengers (including, without limitation, international and non-revenue passengers) flown on Delta Connection Flights during such month. Operator understands that it is Delta’s current requirement, as of the Effective Date, that carriers in the Delta Connection Program maintain a number of mishandled bags as set forth on Schedule 10 attached hereto and made a part hereof.
               (ii) The completion rate (actual) of the Delta Connection Flights during such month. Operator understands that it is Delta’s current requirement, as of the Effective Date, that carriers in the Delta Connection Program maintain a completion rate as set forth on Schedule 10 attached hereto and made a part hereof. For purposes of this Agreement, Delta Connection Flights operated with no revenue passengers or completed over [*] late shall be considered as cancelled, unless operated at the direction of Delta.
               (iii) The number of scheduled Delta Connection Flights that do not arrive at their scheduled destination prior to 15 minutes after their respective scheduled arrival

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times during such month. Operator understands that it is Delta’s current requirement, as of the Effective Date, that carriers in the Delta Connection Program maintain a percentage of on-time arrivals as set forth on Schedule 10 attached hereto and made a part hereof.
               (iv) Operator’s overall customer satisfaction rating as complied and reported by the Customer Satisfaction Monitor, or any successor thereto or replacement thereof. Operator understands that it is Delta’s current requirement, as of the Effective Date, that carriers in the Delta Connection Program maintain a customer satisfaction rating as set forth on Schedule 10 attached hereto and made a part hereof.
               (v) The number of complaints per 1,000 passengers flown on Delta Connection flights during such month. Operator understands that it is Delta’s current requirement that carriers in the Delta Connection Program achieve a number of complaints per 1,000 passengers flown that is no more than the number as set forth on Schedule 10 attached hereto and made a part hereof.
B. If Delta is concerned about Operator’s performance in connection with any of the performance standards set forth in Section 10(A), Operator agrees to discuss with Delta such performance and potential ways to improve such performance at Delta’s request. The parties shall have [*] days to determine appropriate solutions and/or a corrective action plan, and Operator agrees to diligently comply with the terms and conditions of any such solutions and corrective action plans.
C. The parties recognize and agree that the performance requirements set forth on Schedule 10 may be modified or adjusted by Delta from time to time during the Term of this Agreement.
ARTICLE 11. TERM AND TERMINATION.
A. This Agreement and its effectiveness shall be subject to and conditioned upon the following (the “Conditions to Effectiveness”): the United States Bankruptcy Court for the Southern District of New York, which is administering Delta’s case under Chapter 11 Case No. 05-17923 (ASH), (the “Bankruptcy Court”) shall have entered all orders required under any provisions of Chapter 11 of Title 11 of the United States Code authorizing Delta to perform its obligations and exercise its rights under (1) this Agreement and to execute and deliver the other instruments and documents contemplated hereby and to perform its obligations and consummate the transactions contemplated hereby and thereby (collectively, the “Mesa Approval Order”) and (2) unless waived by Operator and Parent in writing, the Bankruptcy Court shall have entered all orders required under any provisions of Chapter 11 of Title 11 of the United States Code authorizing Delta to assume the Delta Connection Agreement dated and effective May 3, 2005 among Delta, Freedom Airlines, Inc., and Parent, as amended by the First Amendment to Delta Connection Agreement of even date herewith (collectively, the “Assumption Order”). Any motion for rehearing or reconsideration of the Mesa Approval Order or the Assumption Order shall have been denied. If either of the Mesa Approval Order or the Assumption Order shall have been appealed, either (i) no stay of such Order shall be in effect or (ii) if such a stay has been granted by a court of competent jurisdiction, then (x) the stay shall have been dissolved or (y) a final order of a court having jurisdiction to hear such

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appeal shall have affirmed such Order and the time allowed to appeal from such affirmance or to seek review or rehearing thereof shall have expired and no further hearing, appeal or petition for certiorari can be taken or granted. If either of the Conditions to Effectiveness are not satisfied or waived as provided herein, this Agreement shall be null and void and of no force and effect.
     This Agreement shall become effective as of the satisfaction of the Conditions to Effectiveness and shall terminate upon the [*] anniversary of the in-service date of the first Aircraft (such period, and any extension or renewal thereof, the “Term”) unless terminated earlier in accordance with the terms of this Agreement or the mutual agreement of the parties. At the end of such initial term, this Agreement shall automatically renew for successive [*] terms on the same terms and conditions unless Delta provides Operator with not less than [*] days prior written notice of its intention not to renew this Agreement for the next one-year period. In the event of a Merger (as defined below) or Change of Control (as defined below) of Operator or Parent, Delta shall have the right to either (i) extend the term of the Agreement for an additional [*] years beyond the applicable termination date of this Agreement pursuant to this Section 11 (A) or (ii) terminate this Agreement effectively immediately upon any such Merger or Change of Control.
B. Notwithstanding the provisions of Section 11(A), either party may terminate this Agreement immediately if the other party files a voluntary petition in bankruptcy, makes an assignment for the benefit of creditors, fails to secure dismissal of any involuntary petition in bankruptcy within sixty (60) days after the filing thereof, or petitions for reorganization, liquidation, or dissolution under any federal or state bankruptcy or similar law.
C. Notwithstanding the provisions of Section 11 (A), in the event of a material breach (except for a breach set forth in Section 11 (D) below when the applicable shorter cure period shall apply) of this Agreement by either party remaining uncured for more than [*] days after receipt of written notification of such breach by the nonbreaching party, then the nonbreaching party may immediately terminate this Agreement at its sole option. If a notice of breach is delivered under this Section and a notice of termination is not delivered within ninety [*] thereafter, then either party shall be deemed to have waived its right to terminate under this Section for such occurrence.
D. In the event Delta fails to make any undisputed payment required to be made by Delta to Operator hereunder on and when due and such failure continues for [*] days after Delta’s receipt of written notice of such failure from Operator, then Operator may immediately terminate this Agreement at its sole option.
E. Notwithstanding the provisions of Section 11(A), in the event a “Force Majeure Event” (as defined in Article 21) substantially prevents one party’s performance of its obligations pursuant to this Agreement, for a period of [*] or more consecutive days, Delta may (i) temporarily suspend some or all of the Aircraft from the scope of this Agreement upon written notice to the Operator, or (ii) terminate this Agreement in its entirety upon [*] days prior written notice to Operator.

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F. Notwithstanding the provisions of Sections 11(A), (B), (C) and (E), Delta shall have the right to terminate this Agreement immediately and at its sole option upon the occurrence of one or more of the following:
          (i) Operator or Parent agrees to merge into or with any entity, agrees to be acquired by any entity, agrees to sell substantially all of its assets or enters into a letter of intent, or similar document, to merge into or with any entity, to be acquired by any entity, or to sell substantially all of its assets (each such event, a “Merger”);
          (ii) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than [*] percent ([*]%) of either (a) the then outstanding shares of common stock of Operator or Parent, or (b) the combined voting power of the then outstanding voting securities of Operator or Parent entitled to vote generally in the election of such party’s directors or managers, as applicable (each such event, a “Change of Control”);
          (iii) Operator’s level of safety with respect to its operation of the Aircraft or the Delta Connection Flights is not reasonably satisfactory to Delta;
          (iv) a breach by Operator of Section 19(H) hereof,
          (v) Operator’s failure to pass, in Delta’s sole discretion, a safety and codeshare audit to be conducted by Delta, at its sole discretion, at any time during the Term of this Agreement (after responding to initial findings of the audit);
          (vi) Operator fails to maintain (y) a completion rate of [*] percent ([*]%) or (z) an on-time arrival rate of [*] percent ([*]%), in each case, with respect to the Delta Connection Flights (excluding any Disproportionate Cancellations and Disproportionate Delays) during any three (3) months during any consecutive six (6) month period commencing with the date at least [*] percent ([*]%) of the Aircraft have been scheduled to be placed into service in the Delta Connection Program;
          (vi) a material breach of any representation or warranty by Operator of Section 16(A)(5);
          (viii) Operator’s failure to comply with the insurance provisions of Articles 13 and
          (ix) Operator’s FAA or DOT Certification is for any reason suspended or revoked or otherwise not in full force and effect so as to permit Operator to operate the Delta Connection Flights required under this Agreement; and
          (x) Operator shall commence operating an aircraft type which causes Delta to be in violation of its existing collective bargaining agreement with its pilots in effect at such time.

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G. Termination for Convenience. (i) At any time prior to the initial in-service date of the first Aircraft, Delta may terminate this Agreement by providing Operator and Parent not less than [*] days’ prior written notice. In the event of such termination, Delta shall reimburse Operator the applicable amounts as set forth on the attached Schedule 11 incorporated herein. If Delta terminates the Agreement pursuant to this provision, then (x) if Delta adds any [*] aircraft to the “Existing Delta Connection Fleet” (as defined below) prior to [*], or if such aircraft are instead added during such period to the fleet of any affiliate of Delta and such aircraft were not part of any existing contractual arrangement of such affiliate existing as of the date hereof, Operator shall have the right to again operate the Aircraft pursuant to substantially the same terms and condition of this Agreement; (y) Sections [*] and [*] of that certain First Amendment to Delta Connection Agreement of even date herewith by and among the parties hereto (the “First Amendment”) shall be null and void, and Operator and Parent shall have an additional [*] days in which to file any claims arising out of the Delta Connection Agreement or the First Amendment thereto in lieu of the claim provided for in Section 3 of the First Amendment; and (z) Operator shall have the option to extend the “Initial Term” (as defined in Section 2.A. of the First Amendment) through the schedule change date closest to [*], and if Operator elects to so extend the Initial Term, Section [*] of the First Amendment shall be null and void. For purposes of this Agreement, “Existing Delta Connection Fleet” shall mean (i) the aircraft operating in Delta Connection service as of [*]; and (ii) any aircraft which are not yet in Delta Connection service as of [*], but to which Delta is committed to place into Delta Connection service pursuant to a Delta Connection Agreement in effect as of [*]; and (iii) [*] aircraft subject to a Memorandum of Understanding dated on or about [*] to which Delta and another carrier (the “Other Carrier”) are a parties, provided, if Delta does not place such [*] aircraft into Delta Connection service with the Other Carrier starting no later than [*], such aircraft shall not be included within the meaning of the Existing Delta Connection Fleet.
     (ii) Notwithstanding anything herein to the contrary, effective at any time after the [*] anniversary of the Agreement Date, Delta may terminate this Agreement without cause upon providing Operator and Parent not less than [*] prior written notice.
H. Termination of this Agreement for any reason shall not relieve either party of rights and obligations incurred prior to the effective date of termination. A party’s right to terminate this Agreement shall be in addition to any other rights or remedies, in law or equity, available to such party.
ARTICLE 12. INDEPENDENT CONTRACTORS; LIABILITY PROVISIONS
A. Operator shall act as an independent contractor. The employees, agents and/or independent contractors of Operator engaged in performing any of the services Operator is obligated to perform pursuant to this Agreement shall be employees, agents and independent contractors of Operator for all purposes and under no circumstances shall employees, agents or independent contractors of Operator be deemed to be employees, agents or independent contractors of Delta. In its performance of obligations under this Agreement, Operator shall act, for all purposes, as an independent contractor and not as an agent for Delta. Delta shall have no supervisory power or control over any employees, agents or independent contractors

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engaged by Operator in connection with Operator’s performance of its obligations hereunder, and all complaints or requested changes in procedure shall, in all events, be transmitted by Delta to a designated representative of Operator. Nothing contained in this Agreement is intended to limit or condition Operator’s control over its operation or the conduct of its business as an air carrier, and Operator assumes all risks of financial losses which may result from the operation of the air services to be provided by Operator hereunder.
B. Delta shall act as an independent contractor. The employees, agents and/or independent contractors of Delta engaged in performing any of the services Delta is to perform pursuant to this Agreement shall be employees, agents and independent contractors of Delta for all purposes and under no circumstances shall employees, agents and independent contractors of Delta be deemed to be employees, agents or independent contractors of Operator or Parent. In performing its obligations under this Agreement, Delta shall act, for all purposes, as an independent contractor and not as an agent for Operator or Parent. Neither Operator nor Parent shall have supervisory power or control over any employees, agents or independent contractors engaged by Delta in connection with the performance of its obligations hereunder, and all complaints or requested changes in procedure shall, in all events, be transmitted by Operator or Parent to a designated representative of Delta. Nothing contained in this Agreement is intended to limit or condition Delta’s control over its operation or the conduct of its business as an air carrier.
C. Operator and Parent, jointly and severally, shall be liable for and hereby agrees fully to defend, release, discharge, indemnify, and hold harmless Delta and its affiliates, and each of their respective directors, officers, employees and agents (each, a “Delta Indemnitee”) from and against any and all claims, demands, damages, liabilities, suits, judgments, actions, causes of action, losses, costs and expenses of any kind, character or nature whatsoever (in each case whether groundless or otherwise), including reasonable attorneys’ fees, costs and expenses in connection therewith and expenses of investigation and litigation thereof, which may be suffered by, accrued against, charged to, or recoverable from any Delta Indemnitee in any manner arising out of, connected with, or attributable to this Agreement, the performance, improper performance, or nonperformance of any and all obligations to be undertaken by Operator pursuant to this Agreement, the loss, theft, use, misuse or misappropriation of Traffic Documents, or the operation, non-operation, or improper operation of Operator’s aircraft, equipment or facilities at any location, excluding only claims, demands, damages, liabilities, suits, judgments, actions, causes of action, losses, costs and expenses resulting from the gross negligence or willful misconduct of Delta, its affiliates, and their respective directors, officers, agents or employees. Operator will do all things necessary to cause and assure, and will cause and assure, that Operator will at all times be and remain in custody and control of all aircraft, equipment, and facilities of Operator, and no Delta Indemnitee shall, for any reason, be deemed to be in custody or control, or a bailee, of Operator’s aircraft, equipment or facilities.
D. Delta shall be liable for and hereby agrees fully to defend, release, discharge, indemnify, and hold harmless Operator, and each of its directors, officers, employees, and agents (each, an “Operator Indemnitee”) from and against any and all claims, demands, damages, liabilities, suits, judgments, actions, causes of action, losses, costs and expenses of any kind, character or nature whatsoever (in each case whether groundless or otherwise), including reasonable

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attorneys’ fees, costs and expenses in connection therewith and expenses of investigation and litigation thereof, which may be suffered by, accrued against, charged to, or recoverable from any Operator Indemnitee in any manner arising out of, connected with, or attributable to Delta’s performance, improper performance or nonperformance of any and all obligations to be undertaken by Delta pursuant to this Agreement, or the operation, non-operation or improper operation of Delta’s aircraft, equipment or facilities at any location, excluding only claims, demands, damages, liabilities, suits, judgments, actions, causes of action, losses, costs and expenses resulting from gross negligence or willful misconduct of Operator, its affiliates, and their respective directors, officers, agents or employees. Delta will do all things necessary to cause and assure, and will cause and assure, that Delta will at all times be and remain in custody and control of any aircraft, equipment and facilities of Delta used in connection with performance of this Agreement, and no Operator Indemnitee shall, for any reason, be deemed to be in the custody or control, or a bailee, of such Delta aircraft, equipment or facilities.
E. Operator and Delta agree to comply with all lawful rules, regulations, directives and similar instructions of appropriate governmental, judicial and administrative entities including, but not limited to, airport authorities, the Federal Aviation Administration and the Department of Transportation (and any successor agencies) with respect to operations covered by this Agreement.
F. OTHER THAN ANY WARRANTIES SPECIFICALLY CONTAINED IN THIS AGREEMENT, EACH PARTY DISCLAIMS AND THE OTHER PARTY HEREBY WAIVES ANY WARRANTIES, EXPRESS OR IMPLIED, ORAL OR WRITTEN, WITH RESPECT TO THIS AGREEMENT OR ITS PERFORMANCE OF ITS OBLIGATIONS HEREUNDER INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR INTENDED USE RELATING TO ANY EQUIPMENT, DATA, INFORMATION OR SERVICES FURNISHED HEREUNDER. EACH PARTY AGREES THAT THE OTHER PARTY IS NOT LIABLE TO IT OR ANY OTHER PERSONS FOR CONSEQUENTIAL OR PUNITIVE DAMAGES UNDER ANY CIRCUMSTANCES.
G. Indemnification Claims. A party (the “Indemnified Party”) entitled to indemnification from the other party under the terms of this Agreement (the “Indemnifying Party”) shall provide the Indemnifying Party with prompt written notice (an “Indemnity Notice”) of any third party claim which the Indemnified Party believes gives rise to a claim for indemnity against the Indemnifying Party hereunder, and the Indemnifying Party shall be entitled, if it accepts financial responsibility for the third party claim, to control the defense of or to settle any such third party claim at its own expense and by its own counsel; provided that the Indemnified Party’s prior written consent (which may not be unreasonably withheld or delayed) must be obtained prior to settling any such third party claim. If the Indemnifying Party does not accept financial responsibility for the third party claim or fails to defend against the third party claim that is the subject of an Indemnity Notice within thirty (30) days of receiving such notice (or sooner if the nature of the third party claim so requires), or otherwise contests its obligation to indemnify the Indemnified Party in connection therewith, the Indemnified Party may, upon providing written notice to the Indemnifying Party, pay, compromise or defend such third party claim. The Indemnified Party shall provide the

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Indemnifying Party with such information as the Indemnifying Party shall reasonably request to defend any such third party claim and shall otherwise cooperate with the Indemnifying Party in the defense of any such third party claim. Except as set forth above in this Section 12(G), the Indemnified Party shall not enter into any settlement or other compromise or consent to a judgment with respect to a third party claim as to which the Indemnifying Party has an indemnity obligation hereunder without the prior written consent of the Indemnifying Party (which may not be unreasonably withheld or delayed), and the entering into any settlement or compromise or the consent to any judgment in violation of the foregoing shall constitute a waiver by the Indemnified Party of its right to indemnity hereunder to the extent the Indemnifying Party was prejudiced thereby. Any Indemnifying Party shall be subrogated to the rights of the Indemnified Party to the extent that the Indemnifying Party pays for any Loss suffered by the Indemnified Party hereunder. Notwithstanding anything contained in this Section 12(G) to the contrary, Operator, Parent and Delta will cooperate in the defense of any claim imposed jointly against them or as the result of the conduct of the other.
ARTICLE 13. WORKERS’ COMPENSATION AND EMPLOYERS’ LIABILITY INSURANCE PROVISIONS.
A. For purposes of workers’ compensation insurance, Delta’s employees, agents and independent contractors under no circumstances shall be deemed to be, or shall be, employees, agents or independent contractors of Operator.
B. For purposes of workers’ compensation insurance, Operator’s employees, agents and independent contractors under no circumstances shall be deemed to be, or shall be, the employees, agents or independent contractors of Delta.
C. Each party assumes full responsibility for, and liability to, its own employees on account of injury, or death resulting therefrom, sustained in the course of their employment. Each party, with respect to its own employees, accepts full and exclusive liability for the payment of applicable workers’ compensation and employers’ liability insurance premiums with respect to such employees, and for the payment of all taxes, contributions or other payments for unemployment compensation and old age benefits, and other similar benefits now or hereafter imposed upon employers by any government or agency thereof having jurisdiction in respect of such employee. Each party also agrees to make such payments and to make and file all reports and returns and to do all things necessary to comply with all applicable laws at any time imposing such taxes, contributions, or payments.
D. Each party will have their workers’ compensation insurance carrier endorse its policy to provide a waiver of subrogation against the other party.
ARTICLE 14. INSURANCE PROVISIONS.
A. Operator shall procure and maintain in full force and effect during the term of this Agreement policies of insurance of the types and in the minimum amounts set forth below, with such insurers and under such terms and conditions as are satisfactory to Delta:

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1.	All risk hull insurance on an agreed value basis, not to exceed replacement value, except as required by financing agreements.

2.	Comprehensive aviation liability (including premises, products and completed operations) covering bodily injury, personal injury and property damage in an amount not less than $[*] per occurrence; provided, however, that non-passenger personal injury coverage may be limited to $[*] per occurrence.

3.	Workers’ compensation for statutory limits.

4.	Employer’s liability in an amount not less than $[*].

5.	Baggage liability in an amount not less than $[*] per occurrence.

6.	Cargo liability in an amount not less than $[*] per loss, casualty or disaster.

7.	Automobile liability in an amount not less than $[*] combined single limit per occurrence.

8.	War, Hijacking and Other Allied Perils insurance protecting against the perils in AVN52D, as amended from time to time, or its U.S. equivalent through the FAA War Program in an amount not less than $[*] per occurrence. Such insurance may be maintained through a combination of primary and excess layers.

9.	Insurance required by any Facilities Lease.
B. Operator shall cause the policies of insurance described in Article 14(A) above to be duly and properly endorsed by Operator’s insurance underwriters as follows:
1.	As to the policies of insurance described in Articles 14(A)(1), (A)(2), (A)(3), (A)(4), (A)(5), (A)(6), (A)(7) and (A)(8): (a) to provide that any waiver of rights of subrogation against other parties by Operator will not affect the coverage provided hereunder with respect to Delta, its affiliates, and their directors, officers, employees and agents; and (b) to provide that Operator’s underwriters shall waive all subrogation rights arising out of this Agreement against Delta, its affiliates, and their directors, officers, employees and agents without regard to any breach of warranty on the part of Operator.

2.	As to the policies of insurance described in Articles 14(A)(2), (A)(5), (A)(6), (A)(7) and (A)(8): (a) to provide that Delta, its affiliates, and their directors, officers, employees and agents shall be named as additional insured parties thereunder; and (b) to provide that such insurance shall be primary insurance as respects any insurance carried by Delta.

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3.	As to the policies of insurance described in Articles 14(A)(2) and (A)(7): (a) to provide a cross-liability clause as though separate policies were issued for Delta and Operator and their respective affiliates, and their directors, officers, employees and agents; and (b) to provide contractual liability insurance coverage for liability assumed by Operator under this Agreement.

4.	As to any insurance obtained from foreign underwriters, to provide that Delta may maintain against such underwriters a direct action in the United States upon such insurance policies and, to this end, to include a standard service of process clause designating a United States attorney in Washington, D.C. or New York, New York.

5.	All insurance policies shall provide that the insurance shall not be invalidated by any action or inaction of Operator.
C. Operator shall cause each of the insurance policies to be duly and properly endorsed to provide that such policy or policies or any part or parts thereof shall not be canceled, terminated or materially altered, changed or amended by Operator’s insurance underwriters until after thirty (30) days’ written notice to Delta, which thirty (30) days’ notice shall commence to run from the date such notice is actually received by Delta.
D. Not later than the Effective Date, and upon renewal thereafter or upon request by Delta, Operator shall furnish Delta evidence satisfactory to Delta of the aforesaid insurance coverages and endorsements, including certificates certifying that the aforesaid insurance policy or policies with the aforesaid limits are duly and properly endorsed as aforesaid and are in full force and effect.
E. In the event Operator fails to maintain in full force and effect any of the insurance and endorsements required to be maintained by Operator pursuant to Article 14(A), Delta shall have the right (but not the obligation) to procure and maintain such insurance or any part thereof on behalf of Operator. The cost of such insurance shall be payable by Operator to Delta upon demand by Delta. The procurement of such insurance or any part thereof by Delta does not discharge or excuse Operator’s obligation to comply with the provisions set out herein. Operator agrees not to cancel, terminate or materially alter, change or amend any of the policies until after providing thirty (30) days’ advance written notice to Delta of Operator’s intent to so cancel, terminate or materially alter, change or amend such policies of insurance, which thirty (30) day notice period shall commence to run from the date notice is actually received by Delta.
F. With respect to all claims against Operator (but not against Delta) with respect to which Operator is not entitled to be indemnified by Delta pursuant to Article 12(B), whether or not covered by the insurance policies set forth in this Article 14 or otherwise. Delta is responsible only for filing an initial report and has no other obligations with respect to such claims, and Operator is fully responsible for handling all adjustments, settlements, negotiations, litigation and similar activities in any way related to or connected with such claims.

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G. The parties hereby agree that from time to time during the term of this Agreement Delta may require Operator to procure and maintain insurance coverages in amounts in excess of the minimum amounts set forth in Article 14(A) should the circumstances and conditions of Operator’s operations under this Agreement be deemed, in Delta’s sole discretion, to require reasonable increases in any or all of the foregoing minimum insurance coverages.
ARTICLE 15. OPERATIONS OF OPERATOR AS A DELTA CONNECTION CARRIER.
A. Delta and Operator agree that, subject to the provisions of this Agreement, Operator will operate the Delta Connection Flights exclusively as a Delta Connection carrier. Unless otherwise agreed by Delta, Operator will operate all Delta Connection Flights and the Aircraft with the passenger seat capacity as determined by Delta from time to time.
B. Operator acknowledges and agrees that participation in the Delta Connection program obligates Operator to offer and maintain a professional, high quality level of service in terms of schedules, customer service and the like. Accordingly, at the request of Delta, the parties will: (a) meet to mutually review and discuss the services, operations and plans of Operator and Delta for the Delta Connection program; and (b) jointly develop a written business plan for the Delta Connection operations and services of Operator. Operator will comply with the business plans so developed and all reasonable recommendations of Delta in this area.
C. Delta shall have the right, from time to time, to inspect Operator’s Delta Connection service, including without limitation Operator’s in-flight service, flight, maintenance, technical operations, gate-check in service, ground operations, Aircraft cleaning and any and all other services and operations performed by Operator in connection with the Delta Connection Flights. Such inspections may be announced or unannounced, but under no circumstances shall they interfere with the operation of Operator’s business. Failure on the part of Delta to conduct such inspections shall not relieve Operator of its obligations to conform with the service and performance standards set forth in this Agreement.
ARTICLE 16. REPRESENTATIONS AND WARRANTIES.
A. Representations; Warranties and Covenants of Operator and Parent. Operator and Parent each represents and warrants to Delta as of the date hereof as follows:
          (1) Organization and Qualification. Each of Operator and Parent is a duly organized and validly existing corporation in good standing under the laws of the State of Nevada and has the corporate power and authority to own, operate and use its assets and operate the Delta Connection Flights.
          (2) Authority Relative to this Agreement. Each of Parent and Operator has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Operator and Parent. This Agreement has been duly and validly executed and delivered by Operator and Parent and

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is, assuming due execution and delivery thereof by Delta, a valid and binding obligation of Operator and Parent, enforceable against Operator and Parent in accordance with its terms.
          (3) Conflicts; Defaults. Neither the execution or delivery of this Agreement nor the performance by Operator or Parent of the transactions contemplated hereby will (i) violate, conflict with, or constitute a default under any of the terms of Operator’s or Parent’s articles of incorporation, by-laws, or any provision of, or result in the acceleration of any obligation under, any contract, sales commitment, license, purchase order, security agreement, mortgage, note, deed, lien, lease, agreement or instrument, including without limitation, any order, judgment or decree relating to the Delta Connection Flights, (ii) result in the creation or imposition of liens in favor of any third person or entity, (iii) violate any law, statute, judgment, decree, order, rule or regulation of any governmental authority, or (iv) constitute any event which, after notice or lapse of time or both, would result in such violation, conflict, default, acceleration or creation or imposition of liens.
          (4) Broker. Neither Operator nor Parent has not retained or agreed to pay any broker or finder with respect to this Agreement and the transactions contemplated hereby.
          (5) Compliance. All air transportation services performed pursuant to this Agreement or otherwise shall be conducted in full compliance with all applicable statutes, orders, rules, regulations and notifications, whether now in effect or hereafter promulgated, of all governmental agencies having jurisdiction over its operations, including, but not limited to, the FAA, DOD, and DOT. Operator’s compliance with such governmental statutes, orders, rules, regulations and notifications will be the sole and exclusive obligation of Operator and Parent, and Delta will have no obligation, responsibility, or liability, whether direct or indirect, with respect to such matters.
B Representations and Warranties of Delta. Delta represents to Operator and Parent as of the date hereof as follows:
          (1) Organization and Qualification. Delta is a duly incorporated and validly existing corporation in good standing under the laws of the State of Delaware.
          (2) Authority Relative to this Agreement. Delta has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Delta. This Agreement has been duly and validly executed and delivered by Delta and is, assuming due execution and delivery thereof by Operator and Parent and that Operator and Parent have full legal power and right to enter into this Agreement, a valid and binding obligation of Delta, enforceable against Delta in accordance with its terms.
          (3) Conflicts; Defaults. Neither the execution or delivery of this Agreement nor the performance by Delta of the transactions contemplated hereby will (i) violate, conflict

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with, or constitute a default under any of the terms of Delta’s articles of incorporation, by-laws, or any provision of, or result in the acceleration of any obligation under, any contract, sales commitment, license, purchase order, security agreement, mortgage, note, deed, lien, lease, agreement or instrument, including without limitation, any order, judgment or decree relating to the Delta Connection Flights, (ii) result in the creation or imposition of any liens in favor of any third person or entity, (iii) violate any law, statute, judgment, decree, order, rule or regulation of any governmental authority, or (iv) constitute any event which, after notice or lapse of time or both, would result in such violation, conflict, default, acceleration or creation or imposition of liens.
          (4) Broker. Delta has not retained or agreed to pay any broker or finder with respect to this Agreement and the transactions contemplated hereby.
ARTICLE 17 {Reserved.}
ARTICLE 18 {Reserved.}
ARTICLE 19. COVENANTS OF OPERATOR AND PARENT. Operator and Parent hereby covenant and agree that:
A. If requested by Delta at any time during the Term of this Agreement, Operator shall place its flight designator code, “178”, on certain flights operated by Delta or an affiliate of Delta.
B. [*].
C. Operator shall not enter into any binding agreement or arrangement (or series of agreements or arrangements) with any third party (excluding any employee collective bargaining units) for the procurement of any goods or services relating to Operator, the Aircraft or operation of any of the Delta Connection Flights that may materially increase Operator’s Direct Costs to perform its services hereunder without the prior written consent of Delta.
D. At the request of Delta. Operator, in connection with providing services contemplated by this Agreement, shall procure certain goods and/or services under strategic sourcing arrangements with affiliated or third parties established by Delta from time to time.
E. At the request of Delta, Operator agrees to enter into such agreement(s) with another air carrier as may be necessary to implement shared code-sharing on the Delta Connection Flights with such other air carrier.
F. Operator agrees that any pilot furloughed by Delta will be given preferential new hire opportunities at Operator if such pilot completes all new hire paper work, meets all new hire airman and medical qualifications, satisfies background checks and successfully

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completes an interview and employment process. Operator and Delta shall determine and implement mutually acceptable procedures and processes to effectuate the new hire opportunity commitment set forth above. Delta agrees to offer preferential interviews for employment to airmen employed by Operator, subject to Delta’s objectives for diversity and experience among newly hired pilots.
G. Operator shall file all reports and plans relating to its operations with the DOD, DOT, FAA, NTSB or any state or airport authority, and Operator shall promptly furnish Delta with copies of all such reports and such other available traffic and operating reports as Delta may request from time to time. Delta shall provide Operator with any required information maintained by Delta in connection herewith. Additionally, Operator will promptly furnish Delta with a copy of every report and plan that Operator prepares, whether or not such report is filed with the FAA, NTSB or any other governmental agency, relating to any accident or incident involving an Aircraft when such accident or incident is claimed to have resulted in the death or injury to any person or the loss of, damage to or destruction of any property.
H. All flight operations, dispatch operations and flights and all other operations undertaken by Operator pursuant to this Agreement shall be conducted and operated by Operator in strict compliance with all Governmental Regulations, including, without limitation, those relating to airport security, the use and transportation of hazardous materials, flight crew and mechanic qualifications and licensing requirements, crew training and hours. All Aircraft shall be operated and maintained by Operator in strict compliance with all Minimum Maintenance Standards, all Governmental Regulations, Operator’s own operations manuals and maintenance manuals and procedures, and all applicable equipment manufacturer’s instructions. At all times, Operator shall operate with the highest standards of care.
I. In the event Parent is no longer a public reporting company, Operator shall furnish to Delta (1) within 45 days after the end of each of the three interim calendar quarters, unaudited financial statements including Operator’s then current corporate balance sheet and profit and loss statement and (2) within 91 days after the end of Operator’s fiscal year, Operator’s then current, audited financial statements including, either separately or on a consolidated basis, the balance sheet and the profit and loss statement, together with associated footnotes, and a copy of the independent auditor’s report. Notwithstanding the reporting status of Parent, Operator shall furnish to Delta within 91 days after the end of Operator’s fiscal year, a profit and loss statement with respect to Operator’s Delta Connection operations prepared by SEC line-item and certified by Operator’s chief financial officer.
ARTICLE 20. CONTRACT INTERPRETATION.
A. This Agreement is subject to, and will be governed by and interpreted in accordance with, the laws of the State of New York, excluding conflicts of laws principles, and of the United States of America. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may only be brought in the courts of the State of Georgia in Fulton County, or, if it has or can acquire jurisdiction, in the United States District

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Court for the Northern District of Georgia, and each of the parties hereto irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives, to the fullest extent permitted by law, any objection to venue laid therein. Process in any action or proceeding referred to in the proceeding sentence may be served on any party anywhere in the world. EACH PARTY FURTHER AGREES TO WAIVE ANY RIGHT TO A TRIAL BY JURY.
B. The descriptive headings of the several articles and sections of this Agreement are inserted for convenience only, confer no rights or obligations on either party, and do not constitute a part of this Agreement.
C. Time is of the essence in interpreting and performing this Agreement.
D. This Agreement (including the Exhibits and Schedules hereto), together with the Reimbursement Agreement, constitutes the entire understanding between the parties with respect to the subject matter hereof, and any other prior or contemporaneous agreements, whether written or oral, are expressly superseded hereby.
E. If any part of any provision of this Agreement shall be invalid or unenforceable under applicable law, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions.
F. This Agreement may be executed in any number of counterparts, including via facsimile, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same instrument.
G. Because a breach of the provisions of this Agreement could not adequately be compensated by money damages, any party shall be entitled to an injunction restraining such breach or threatened breach and to specific performance of any provision of this Agreement and, in either case, no bond or other security shall be required in connection therewith, and the parties hereby consent to the issuance of such injunction and to the ordering of specific performance.
H. NO PARTY SHALL BE LIABLE FOR ANY INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING LOST REVENUES, LOST PROFITS, OR LOST PROSPECTIVE ECONOMIC ADVANTAGE, ARISING FROM THIS AGREEMENT OR ANY BREACH HEREOF.
ARTICLE 21. CIRCUMSTANCES BEYOND THE PARTIES’ CONTROL.
With the exception of outstanding rights and obligations, and subject to Section 3(H) hereof, each party will be relieved of its obligations under this Agreement in the event, to the extent and for the period of time that performance is delayed or prevented caused by any acts of God, acts of terrorism or hostilities, war, strike, labor disputes, work stoppage, fire, act of government, court order, or any other act reasonably beyond the control of that party, including but not limited to, non-delivery or delay in delivery of the Aircraft or

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delay in the completion of required training of the Operator’s employees by the Aircraft manufacturer (each, a “Force Majeure Event”).
ARTICLE 22. NO LICENSE GRANTED.
A. This Agreement is not, and shall not be construed to be, a license for either party to use the trade names, trademarks, service marks, or logos of the other party, or its affiliates, without such party’s prior written consent.
B. Operator will conduct all operations described herein under the service mark “Delta Connection.” Delta hereby grants to Operator a nonexclusive, nontransferable, non-sublicensable license to use certain trademarks, service marks, logos and trade names that Delta owns or has the right to use, including, “Delta,” “Delta Connection,” “SkyMiles,” and the Delta widget design (collectively, the “Delta Marks”) in connection with the services to be rendered by Operator pursuant to this Agreement; provided, however, that at any time during the Term of this Agreement, Delta may alter, amend or revoke the license hereby granted and require Operator’s use of a new or different Delta Mark in connection with the services provided hereunder as Delta may determine in its sole discretion.
C. Operator hereby acknowledges Delta’s right to use the Delta Marks, further acknowledges the validity of the Delta Marks, and agrees that it will not do anything in any way to infringe or abridge Delta’s, or any of its affiliates’, rights in the Delta Marks or directly or indirectly to challenge the validity of the Delta Marks.
D. Operator shall not use any of the Delta Marks without Delta’s prior written consent.
E. Nothing in this Agreement shall be construed to give Operator the exclusive right to use any of the Delta Marks, or to abridge Delta’s right to use or license any of its trademarks, service marks, trade names or logos (collectively, “Identification”) and to license such other uses of such Identification as Delta or its affiliates may desire.
F. Should this Agreement be canceled or otherwise terminated for any reason as set forth in Article 11 hereof, all right to use the Delta Marks shall revert to Delta and shall not thereafter be used by Operator in any form or fashion.
G. Branding.
     1. Livery. Each of the Aircraft shall be in the color scheme, including exterior paint and interior upholstery and appointments (“Livery”) of the Delta Connection Livery, as provided by Delta to Operator from time to time. Any changes to the Livery of any of the Aircraft shall be done on a schedule as mutually agreed by the parties.
     2. On Board Branding. Delta shall control all on board branding and in-flight materials including, without limitation, in-flight publications, food and beverage products, paper goods and service ware. In the event of any change to the on-board branding or in-flight materials, Delta shall be responsible for reimbursing Operator for any reasonable costs and expenses

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incurred by Operator in connection therewith. Operator shall be solely responsible for maintaining all licenses necessary for the serving of in-flight food and beverages on the Delta Connection Flights.
ARTICLE 23. MODIFICATION AND WAIVER.
No amendment, modification, supplement, termination or waiver of any provision of this Agreement, and no consent to any departure by either party therefrom, shall in any event be effective unless in writing signed by authorized representatives of both parties, and then only in the specific instance and for the specific purpose given.
ARTICLE 24. NOTICES.
     Unless otherwise provided herein, all notices, requests and other communications required or provided for hereunder shall be in writing (including telecopy or similar teletransmission or writing) and shall be given at the following addresses:
(1) If to Delta:
Delta Air Lines, Inc.
1030 Delta Boulevard
Atlanta, GA 30354
Dept. 915
Attention: Vice President- Supply Chain & Delta Connection
Telecopy: (404) 677-6247
with copies to:
Delta Air Lines, Inc.
1030 Delta Boulevard
Atlanta, GA 30354
Dept. 981
Attn: Sr. V.P. and General Counsel
Telecopy: (404) 715-2233
(2) If to Operator or Parent:
Mesa Air Group, Inc.
410 North 44’h Street, Suite 700
Phoenix, AZ 85008
Attention: President
Telecopy: (602) 685-4350
with copies to:
Mesa Air Group, Inc.
410 North 44th Street, Suite 700

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Phoenix, AZ 85008
Attn: Chief Financial Officer
Telecopy: (602) 685-4352
Mesa Air Group, Inc.
410 North 44th Street, Suite 700
Phoenix, AZ 85008
Attn: Vice President & General Counsel
Telecopy: (602) 685-4352
Any such notice, request or other communication shall be effective (i) if given by mail, upon the earlier of receipt or the third business day after such communication is deposited in the United States mails, registered or certified, with first class postage prepaid, addressed as aforesaid or (ii) if given by any other means including, without limitation, by air courier, when delivered at the address specified herein. Each party may change its address for notice purposes by notice to the other party in the manner provided herein.
ARTICLE 25. ASSIGNMENT.
This Agreement shall bind and inure to the benefit of Delta, Operator and Parent and their respective successors and assigns; provided, however, neither party may assign or transfer this Agreement or any portion hereof to any person or entity without the express written consent of the other party. Any assignment or transfer, by operation of law or otherwise, without such consent shall be null and void and of no force or effect.
ARTICLE 26. GOOD FAITH.
Each party shall exercise good faith in its dealings with the other party hereto and in performance of its obligations under this Agreement.
ARTICLE 27. CONFIDENTIALITY.
A. Except as otherwise provided below, each party shall, and shall ensure that its directors, officers, employees, affiliates and professional advisors (collectively, the “Representatives”), at all times, maintain strict confidence and secrecy in respect of all Confidential Information (as defined below) of the other party (including its affiliates) received directly or indirectly as a result of this Agreement. If a party (the “Disclosing Party”) in good faith determines that it is required to disclose any Confidential Information of other party (the “Affected Party”) in order to comply with any applicable law or government regulation, or under the terms of a subpoena or order issued by a court or governmental body, it shall (a) notify the Affected Party immediately of the existence, terms and circumstances surrounding such request, (b) consult with the Affected Party on the advisability of taking legally available steps to resist or narrow such request and (c) if any disclosure of Confidential Information is required to prevent the Disclosing Party from being held in contempt or subject to other legal penalty, furnish only such portion of the Confidential Information as it is legally compelled to disclose and use commercially reasonable efforts (at the cost of the party whose Confidential Information is being protected) to obtain an order or other reliable assurance that confidential treatment shall

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be accorded to the disclosed Confidential Information. Each party agrees to transmit Confidential Information only to such of its Representatives as required for the purpose of implementing and administering this Agreement, and shall inform such Representatives of the confidential nature of the Confidential Information and instruct such Representatives to treat such Confidential Information in a manner consistent with this Article 27.
For purposes of this Agreement, “Confidential Information” shall mean (a) all confidential or proprietary information of a party, including, without limitation, trade secrets, information concerning past, present and future research, development, business activities and affairs, finances, properties, methods of operation, processes and systems, customer lists, customer information (such as passenger name record or “PNR” data) and computer procedures and access codes; and (b) the terms and conditions of this Agreement and any reports, invoices or other communications between the parties given in connection with the negotiation or performance of this Agreement; and (c) excludes (i) information already in a party’s possession prior to its disclosure by other party; (ii) information obtained from a third person or entity that is not prohibited from transmitting such information to the receiving party as a result of a contractual, legal or fiduciary obligation to the party whose information is being disclosed; (iii) information that is or becomes generally available to the public, other than as a result of disclosure by a party in violation of this Agreement; or (iv) information that has been or is independently acquired or developed by a party, or its affiliate, without violating any of its obligations under this Agreement.
B. Each party acknowledges and agrees that in the event of any breach of this Article 27, the Affected Party shall be irreparably and immediately harmed and could not be made whole by monetary damages. Accordingly, it is agreed that, in addition to any other remedy at law or in equity, the Affected Party shall be entitled to an injunction or injunctions (without the posting of any bond and without proof of actual damages) to prevent breaches or threatened breaches of this Article 27 and/or to compel specific performance of this Article 27.
C. The confidential obligations of the parties under this Article 27 shall survive the termination or expiration of this Agreement.
ARTICLE 28. ADDITIONAL DOCUMENTS.
The parties hereby covenant and agree, prior to the first Aircraft being placed into Delta Connection revenue service, to execute and deliver leases with respect to the Aircraft, and any other instruments and documents contemplated thereby, on terms and conditions mutually agreed upon by the parties.

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IN WITNESS WHEREOF, the parties have executed this Agreement by their undersigned duly authorized representatives:

Mesa Air Group, Inc.	Delta Air Lines, Inc.

By:	By:
Name:	Name:

Title:

Freedom Airlines, Inc.

By:

Name:

Title:

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EXHIBIT A
The Aircraft and In-Service Dates

Aircraft	In-Service Date*
1	[*]
2	[*]
3	[*]
4	[*]
5	[*]
6	[*]
7	[*]
8	[*]
9	[*]
10	[*]
11	[*]
12	[*]
13	[*]
14	[*]

*	In-service dates based on current estimates of Aircraft deliveries. Deliveries are to take place in the month preceding the aircraft in-service date listed above. Dates may change when delivery schedule is finalized with the manufacturer.

*	Confidential Treatment Requested

Exhibit B
The Base Rate Costs for Years 2007 through 2017

*	Confidential Treatment Requested

Unit Rates by Year
Direct Costs[1]	Driver	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017
Fixed Costs:
Mix Facilities	Months	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
HQ/Other Facilities	Months	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Startup Costs[3]	Per A/C Included	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Overhead	Aircraft Months	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]

Variable Costs:
Flight Ops[2]	Block Hours	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
In-Flight[2]	Block Hours	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Other MX4	Block Hours	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Overhead	Block Hours	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Dispatch	Departures	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]

Pass Through Costs (estimates included, paid by actual costs)
Engine Overhaul	Block Hours	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Fuel	Block Hours	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Landing Fees	Departures	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Aviation Liability Insurance	Departures	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Hull and War Risk Insurance	Departures	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Property Tax	Departures	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]

[1]	[*]

[2]	[*]

[3]	[*]

[4]	[*]

EXHIBIT B (cont’d)
Base Rate Costs for 2007 — 2017
(Detailed — 2006 $)

Unit Rates by Year
Direct Costs[1]	Driver	2007	2008	2209	2010	2011	2012	2013	2014	2015	2016	2017
Fixed Costs:

Maintenance Facilities Cost	Per Month / Per Base	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Headquarters / other facilities cost	Per Month	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]

G&A / Overhead tabor	Aircraft Months	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Other Overhead	Aircraft Months	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]

Corporate Overhead per Aircraft Month	Aircraft Months	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]

Variable Costs:

Wages, Taxes 8. Benefits[2]	Block Hours	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
SIM cost	Block Hours	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
RON and Other	Block Hours	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]

Total Flight Ops	Block Hours	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]

Wages, Taxes 8 Benefits[2]	Block Hours	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]

RON and Other	Block Hours	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]

Total In-Flight	Block Hours	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Components — LRUS (Avionics, etc.)	Block Hours	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Components — Landing Gear	Block Hours	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Components — APU	Block Hours	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Components — Other Components	Block Hours	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Line Maintenance — Labor	Block Hours	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Line Maintenance — Parts & Materials	Block Hours	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Line Maintenance — Other	Block Hours	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Heavy Airframe[4]	Block Hours	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]

Other Maintenance	Block Hours	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]

Total Mx. per Block Hour	Block Hours	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]

GBA / Overhead labor- Flight Ops	Block Hours	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
GBA / Overhead tabor- In-fligth	Block Hours	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]

G&A / Overhead labor- Maintenance	Block Hours	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]

Total Overhead per Block Hour	Block Hours	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]

Dispatch	Departures	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]

One-time Costs:[3]

Flight Operations — Training Wages, Taxes, 8 Benefits	Per A/C Inducted	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Flight Operations — SIM	Per A/C Inducted	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Flight Operations — Other	Per A/C Inducted	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Total Start-up Costs

Pass Through Costs (estimates included, paid at actual cost)

Engine Overhaul	Block Hours	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]

Fuel	Block Hours	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Landing Fees	Departures	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Aviation Liability Insurance	Departures	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Hull and War Risk Insurance	Departures	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Property Taxes	Departures	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]

1.	[*]

2.	[*]

3.	[*]

4.	[*]

Exhibit C
RES SYSTEM EQUIPMENT
Equipment, as defined in Section 9(B)(1) of the Agreement, may be provided to Operator by Delta for installation at one or more of the following locations of Operator:
1.	Headquarters

2.	Dispatch

3.	Training

4.	Maintenance base for the Aircraft

5.	Stations handled by Operator, if any.

*	Confidential Treatment Requested

Schedule 3
1. Monthly Incentive Goals for monthly completion rate and monthly on-time arrival rate:
     Completion: The lesser of [*]% or the actual completion rate of Delta mainline operations in similar geographic markets as the Delta Connection Flights during the same applicable month ([*]). A flight shall be “completed” only if it arrives within [*] of scheduled arrival, [*].
     On-Time Arrival: The lesser of [*]% or the actual on time arrival rate of Delta mainline operations in similar geographic markets as the Delta Connection Flights during the same applicable month ([*]). A flight shall be “on-time” if the flight arrives within 15 minutes of scheduled arrival.
2. Semi-Annual Incentive Goals for semi-annual completion rate, semi-annual on-time arrival rate and semi-annual customer satisfaction rating:
     Completion: The lesser of [*]% or [*]% of the actual completion rate of Delta mainline operations in similar geographic markets as the Delta Connection Flights ([*]) during the same applicable semi-annual period. A flight shall be “completed” only if it arrives within [*] of scheduled arrival, [*].
     On-Time Arrival: The lesser of [*]% or [*]% of the actual on time arrival rate of Delta mainline operations in similar geographic markets as the Delta Connection Flights ([*]) during the same applicable semi-annual period. A flight shall be “on-time” if the flight arrives within 15 minutes of scheduled arrival.
     Customer Satisfaction: Greater than the average for all regional carriers during the applicable semi-annual period.

*	Confidential Treatment Requested

Schedule 10
MIMIMUM PERFORMANCE REQUIREMENTS
1.	Mishandled Baggage: [*].

2.	Completion Rate (actual): [*]% or greater.

3.	On-time Arrivals: [*]% of all flights flown or greater.

4.	Overall Customer Satisfaction: [*].

5.	Passenger Complaints: [*].

*	Confidential Treatment Requested

Schedule 11
TERMINATION FEE

Month of Termination	Termination Fee Payable to Operator
March, 2007	$[*]
April, 2007	$[*]
May, 2007	$[*]
June, 2007	$[*]
July, 2007	$[*]
August, 2007	$[*]
September, 2007	$[*]

*	Confidential Treatment Requested